Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION OF FORCE10 NETWORKS, INC.

(a Delaware corporation)

Force10 Networks, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A. The date of filing of this Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 27, 1999.

B. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation and restates, integrates and amends the provisions of the Corporation’s Fifteenth Amended and Restated Certificate of Incorporation as follows:

FIRST: The name of the Corporation is Force10 Networks, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Corporation.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation is to have perpetual existence.

FIFTH: Upon the filing of this Amended and Restated Certificate of Incorporation, each share of the Corporation’s Common Stock and Preferred Stock, each with $0.0001 par value, outstanding immediately prior to the filing of this Amended and Restated Certificate of Incorporation shall be split, converted and reconstituted into forty shares of Common Stock or Preferred Stock, respectively, each with $0.0001 par value (the “Stock Split”). No further adjustment of any Conversion Price, preference, price or right set forth in this Article Fifth shall be made as a result of the Stock Split, as all share amounts, amounts per share and per share numbers set forth in this Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Stock Split.

This Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock that this Corporation is authorized to issue is 86,000,000, with a par value of $0.0001 per share, and the number of shares of Preferred Stock that this Corporation is authorized to issue is 31,702,920, with a par value of $0.0001 per share.

1. Designation of Series. There are hereby provided three series of Preferred Stock designated Series A Preferred Stock (the “Series A Preferred”), Series A-1 Preferred Stock (the “Series A-1 Preferred”) and Series B Preferred Stock (the “Series B Preferred”). The number of shares constituting the Series A Preferred is 1,368,000 shares. The number of shares constituting the Series A-1 Preferred is 18,211,960 shares. The number of shares constituting the Series B Preferred is 12,122,960 shares.

2. Dividends.

(a) The holders of the outstanding shares of each series of Preferred Stock shall be entitled to receive dividends, on a pari passu basis, at the rate of 6% of the Original Issue Price (as defined below) per annum for the Preferred Stock (as adjusted for stock splits, stock combinations and the like, in all cases subsequent to the filing of this Amended and Restated Certificate of Incorporation), prior to and in preference to any dividends payable to the holders of the Common Stock, when and if declared by the Board of Directors, out of any assets at the time legally available therefor. The right to dividends on the Preferred Stock or the Common Stock shall not be cumulative, and no right shall accrue to holders of the Preferred Stock or the Common Stock by reason of the fact that distributions on said shares are not declared in any prior year, nor shall any undeclared or unpaid distribution bear or accrue interest. After payment of any dividends on each series of Preferred Stock, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

3. Liquidation Preference.

(a) In the event of any liquidation (including a deemed liquidation as defined in Section 3(b) below), dissolution, or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), distributions to the stockholders of the Corporation shall be made in the following manner:

(i) The holders of Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A-1 Preferred, Series A Preferred or Common Stock by reason of their ownership of such stock an amount for each share of Series B Preferred held by them equal to $9.06975 (appropriately adjusted for any subsequent consolidations, combinations, stock distributions, stock dividends, stock splits, or similar events, in all cases subsequent to the filing of this Amended and Restated Certificate of Incorporation) plus all declared and unpaid dividends thereon (the “Series B Liquidation Preference”). All of the preferential amount to be paid to the holders of the Series B Preferred under this Section 3(a)(i) shall be paid or set apart for payment before the payment or setting apart for payment, of any amount for, or the distribution of any assets of the Corporation to, the holders of the Series A-1 Preferred, Series A Preferred and Common Stock in connection with any such Liquidation Event.

If the assets or property to be distributed are insufficient to permit the payment to holders of the Series B Preferred of their full respective preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred, in such a manner that the preferential amount to be distributed to each such holder shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution hereunder by a fraction, (1) the numerator of which shall be the number of shares of Series B Preferred then held by such holder, and (2) the denominator of which shall be the sum of the total number of shares of Series B Preferred then outstanding.

(ii) After payment has been made to the holders of the Series B Preferred of their full respective preferential amounts to which they shall be entitled pursuant to Section 3(a)(i) above, the holders of Series A-1 Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred or Common Stock by reason of their ownership of such stock an amount for each share of Series A-1 Preferred held by them equal to $34.6896075 (appropriately adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits, or similar events, in all cases subsequent to the filing of this Amended and Restated Certificate of Incorporation) plus all declared and unpaid dividends thereon (the “Series A-1 Liquidation Preference”). All of the preferential amount to be paid to the holders of the Series A-1 Preferred under this Section 3(a)(ii) shall be paid or set apart for payment before the payment or setting apart for payment, of any amount for, or the distribution of any assets of the Corporation to, the holders of the Series A Preferred and Common Stock in connection with any such Liquidation Event.

If the assets or property to be distributed are insufficient to permit the payment to holders of the Series A-1 Preferred of their full respective preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A-1 Preferred, in such a manner that the preferential amount to be distributed to each such holder shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution hereunder by a fraction, (1) the numerator of which shall be the number of shares of Series A-1 Preferred then held by such holder, and (2) the denominator of which shall be the sum of the total number of shares of Series A-1 Preferred then outstanding.

(iii) After payment has been made to the holders of the Series B Preferred and the Series A-1 Preferred of their full respective preferential amounts to which they shall be entitled pursuant to Section 3(a)(i) and Section 3(a)(ii), respectively, the holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock an amount for each share of Series A Preferred held by them equal to $34.6896075 (appropriately adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits, or similar events, in all cases subsequent to the filing of this Amended and Restated Certificate of Incorporation) plus all declared and unpaid dividends thereon (the “Series A Liquidation Preference”). All of the preferential amount to be paid to the holders of the Series A Preferred under this Section 3(a)(iii) shall be paid or set apart for payment before the payment or setting apart for payment, of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock in connection with any such Liquidation Event.

If, after payment has been made to the holders of the Series B Preferred and the Series A-1 Preferred of their full respective preferential amounts to which they shall be entitled pursuant to Section 3(a)(i) and Section 3(a)(ii), respectively, the assets or property to be distributed are insufficient to permit the payment to holders of the Series A Preferred of their full respective preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred, in such a manner that the preferential amount to be distributed to each such holder shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution hereunder by a fraction, (1) the numerator of which shall be the number of shares of Series A Preferred then held by such holder, and (2) the denominator of which shall be the sum of the total number of shares of Series A Preferred then outstanding.

(iv) After payment has been made to the holders of the Series B Preferred, Series A-1 Preferred and Series A Preferred of their full respective preferential amounts to which they shall be entitled pursuant to Section 3(a)(i), Section 3(a)(ii) and Section 3(a)(iii), respectively, all remaining assets available for distribution, if any, shall be distributed ratably among the holders of the Common Stock, in such a manner that the amount to be distributed to each such holder shall equal the amount obtained by multiplying the entire remaining assets and funds of the Corporation legally available for distribution hereunder by a fraction, (1) the numerator of which shall be the number of shares of Common Stock then held by such holder, and (2) the denominator of which shall be the sum of the total number of shares of Common Stock then outstanding.

(b) Deemed Liquidation. For purposes of this Section 3, a merger or consolidation of the Corporation with or into any other corporation or entity or any other corporate reorganization in which the stockholders of the Corporation immediately prior to such transaction shall own less than fifty percent (50%) of the then outstanding voting securities of the surviving or acquiring entity or a sale, lease or other disposition of all or substantially all of the assets of the Corporation shall be deemed a Liquidation Event.

(c) Value of Consideration Other than in Cash. In the event of a Liquidation Event, and if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to an investment letter or other similar restrictions on free marketability covered by (ii) below:

(1) If traded on a securities exchange or through the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange system over the thirty (30) day period ending three (3) days prior to the closing;

(2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sales prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by an independent appraiser selected in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restriction on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsection (i)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined by an independent appraiser selected in good faith by the Board of Directors.

(d) In the event the requirements of subsection 3(c) above are not complied with, this Corporation shall forthwith either:

(i) cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

(ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3(e) hereof.

(e) Notice of Liquidation Event. This Corporation shall give each holder of record of Preferred Stock written notice of an impending Liquidation Event in the same manner and form as notice of such transaction would be required to be given to the stockholders pursuant to the General Corporation Law of the State of Delaware; provided, however, that notice shall be given at least twenty (20) calendar days prior to the consummation of such transaction.

(f) Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Event, if any portion of the proceeds is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, notwithstanding the operation of this Section 3 the definitive agreement with respect to such transaction shall provide that the portion of such proceeds that is placed in escrow and/or is subject to contingencies shall be withheld from or allocated among, as appropriate, the holders of capital stock of the Company pro rata assuming payment at closing of the maximum amount of such consideration payable to each stockholder pursuant to this Section 3 (such that each stockholder has the same percentage of the maximum proceeds payable to it placed into escrow and/or subject to contingencies, as applicable).

4. Redemption. The Preferred Stock shall not be redeemable.

5. Conversion Rights. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred (the “Series A Conversion Price”) shall initially be $3.02325 per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A-1 Preferred (the “Series A-1 Conversion Price”) shall initially be $3.02325 per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred (the “Series B Conversion Price”) shall initially be $3.02325 per share of Common Stock. The Series A Conversion Price, the Series A-1 Conversion Price and the Series B Conversion Price shall be subject to adjustment as hereinafter provided. In the event of the conversion of any or all of the Series A Preferred, the number of shares of fully paid and nonassessable Common Stock into which each share of Series A Preferred may be converted shall be determined by dividing the Series A Original Issue Price by the Series A Conversion Price, as adjusted and in effect at the time of conversion. The Series A Original Issue Price is $3.02325 per share. In the event of the conversion of any or all of the Series A-1 Preferred, the number of shares of fully paid and nonassessable Common Stock into which each share of Series A-1 Preferred may be converted shall be determined by dividing the Series A-1 Original Issue Price by the Series A-1 Conversion Price, as adjusted and in effect at the time of conversion. The Series A-1 Original Issue Price is $9.06975 per share. In the event of the conversion of any or all of the Series B Preferred, the number of shares of fully paid and nonassessable Common Stock into which each share of Series B Preferred may be converted shall be determined by dividing the Series B Original Issue Price by the Series B Conversion Price, as adjusted and in effect at the time of conversion. The Series B Original Issue Price is $3.02325 per share (the Series A Original Issue Price, the Series A-1 Original Issue Price and the Series B Original Issue Price are referred to collectively as the “Original Issue Price”). The holders of the Series A Preferred, Series A-1 Preferred and Series B Preferred shall have conversion rights (the “Conversion Rights”) as follows:

(a) Optional Conversion. Each share of Series A Preferred, Series A-1 Preferred and Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred, Series A-1 Preferred or Series B Preferred, into Common Stock as more fully described below.

(b) Conversion upon Vote of Preferred Stock. Notwithstanding any provision herein to the contrary, in connection with a specific Liquidation Event contemplated by the Corporation, (i) each share and all shares of Series A Preferred shall automatically be converted into shares of Common Stock utilizing the then-effective Series A Conversion Price for each such share of Series A Preferred upon the affirmative election of holders of greater than fifty percent (50%) of the then-outstanding shares of Series A Preferred, voting separately as a series on an as-converted basis, (ii) each share and all shares of Series A-1 Preferred shall automatically be converted into shares of Common Stock utilizing the then-effective Series A-1 Conversion Price for each such share of Series A-1 Preferred upon the affirmative election of holders of greater than fifty percent (50%) of the then-outstanding shares of Series A-1 Preferred, voting separately as a series on an as-converted basis, and (iii) each share and all shares of Series B Preferred shall automatically be converted into shares of Common Stock utilizing the then-effective Series B Conversion Price for each such share of Series B Preferred upon the affirmative election of holders of greater than fifty percent (50%) of the then-outstanding shares of Series B Preferred, voting separately as a series on an as-converted basis. Other than in connection with a specific Liquidation Event contemplated by the Corporation, each share and all shares of Series A Preferred, Series A-1 Preferred and Series B Preferred shall automatically be converted into shares of Common Stock utilizing the then-effective Series A Conversion Price, Series A-1 Conversion Price and Series B Conversion Price, respectively, for each such share of Series A Preferred, Series A-1 Preferred and Series B Preferred upon the affirmative election of holders of greater than fifty percent (50%) of the then-outstanding shares of Series A Preferred, Series A-1 Preferred and Series B Preferred, voting together as a single class on an as-converted basis.

(c) Automatic Conversion upon Qualified Public Offering. Each share and all shares of Series A Preferred, Series A-1 Preferred and Series B Preferred shall automatically be converted into shares of Common Stock utilizing the then-effective Series A Conversion Price, Series A-1 Conversion Price and Series B Conversion Price, respectively, for each such share of Series A Preferred, Series A-1 Preferred and Series B Preferred upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of Common Stock for the account of the Corporation to the public at one and one half (1.5) times the Series B Original Issue Price or more per share (adjusted for any stock splits, stock dividends, recapitalizations and the like) for an aggregate gross offering price (prior to underwriter commission and expense) to the public of more than $30,000,000 and listed for quotation on the New York Stock Exchange, American Stock Exchange or the Nasdaq Stock Market (a “Qualified Public Offering”). In the event of such a Qualified Public Offering, the person(s) entitled to receive the Common Stock issuable upon such automatic conversion of Series A Preferred, Series A-1 Preferred and Series B Preferred shall be deemed to have converted such Series A Preferred, Series A-1 Preferred and Series B Preferred, as applicable, immediately prior to the closing of such Qualified Public Offering.

(d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred, Series A-1 Preferred or Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Series A Conversion Price, then-effective Series A-1 Conversion Price or then-effective Series B Conversion Price. Before any holder of Series A Preferred, Series A-1 Preferred or Series B Preferred shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, Series A-1 Preferred or Series B Preferred and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Sections 5(b) or 5(c), the outstanding shares of all Series A Preferred, Series A-1 Preferred and Series B Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Series A Preferred, Series A-1 Preferred or Series B Preferred are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. If the conversion is in connection with a Qualified Public Offering as described in Section 5(c), the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, and the conversions described in Section 5(c) shall not be deemed to have occurred until the time designated therein.

(e) Delivery of Certificates. The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series A Preferred, Series A-1 Preferred or Series B Preferred, as applicable, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder, in the amount of any cash amount payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Series A Preferred, Series A-1 Preferred or Series B Preferred, as applicable, and a certificate for any shares of Series A Preferred, Series A-1 Preferred or Series B Preferred, as applicable, not so converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred, Series A-1 Preferred or Series B Preferred, as applicable, to be converted, or, in the case of automatic conversion, immediately prior to the closing of the offering or immediately prior to the close of business on the effective date of the affirmative election of the holders of the Series A Preferred, Series A-1 Preferred and Series B Preferred pursuant to Section 5(c) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

6. Adjustments to Conversion Prices.

(a) In the event the Corporation at any time or from time to time after the filing of this Amended and Restated Certificate of Incorporation effects a stock split, reverse stock split, subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Preferred Stock, then and in each such event the then-effective Series A Conversion Price, the then-effective Series A-1 Conversion Price and the then-effective Series B Conversion Price shall be decreased or increased proportionately, as the case may be.

(b) In the event the Corporation at any time or from time to time after the filing of this Amended and Restated Certificate of Incorporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights (hereinafter referred to as “Common Stock Equivalent”) convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for such Common Stock Equivalents or the additional shares of Common Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event, the then-effective Series A Conversion Price, the then-effective Series A-1 Conversion Price and the then-effective Series B Conversion Price shall be proportionately decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of this Corporation which they would have received had their respective Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Preferred Stock.

(c) If at any time or from time to time after the filing of this Amended and Restated Certificate of Incorporation there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 3 or this Section 6) provision shall be made so that the holders of the Series A Preferred, Series A-1 Preferred and Series B Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred, Series A-1 Preferred and Series B Preferred, as the case may be, the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Preferred, Series A-1 Preferred and Series B Preferred after the recapitalization such that the provisions of this Section 6 (including adjustment of the applicable Series A Conversion Price, Series A-1 Conversion Price and Series B Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred, Series A-1 Preferred and Series B Preferred, as applicable) shall be applicable after that event as nearly equivalent as may be practicable.

(d) Adjustments to Conversion Prices for certain Diluting Issuances.

(i) If at any time after the filing of this Certificate of Incorporation the Corporation shall issue or sell Equity Securities, as defined in subsection (e)(i) below, without consideration or at a consideration per share less than the Series A Conversion Price, Series A-1 Conversion Price or Series B Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, the Series A Conversion Price, Series A-1 Conversion Price and Series B Conversion Price, respectively, of each share of Series A Preferred, Series A-1 Preferred or Series B Preferred, as applicable, shall be adjusted to a price (calculated to the nearest cent) determined by multiplying the then-existing Series A Conversion Price, Series A-1 Conversion Price or Series B Conversion Price, respectively, by the following fraction:

(X) the numerator shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of additional Equity Securities so issued would purchase at the then-existing Series A Conversion Price, Series A-1 Conversion Price or Series B Conversion Price, as applicable, in effect immediately prior to such issuance and;

(Y) the denominator shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of such additional Equity Securities so issued.

For purposes of this Section 6(d)(i), all shares of Common Stock or Preferred Stock issuable upon exercise of outstanding options or warrants, and all shares of Common Stock issuable upon conversion of outstanding securities convertible into or exchangeable for Common Stock, shall be deemed to be outstanding, and immediately after any additional shares of Common Stock are deemed issued pursuant to Section 6(e)(i), below, such additional shares of Common Stock shall also be deemed to be outstanding.

(e) For purposes of subsection (d) above, the following provisions shall be applicable:

(i) The term “Equity Securities” shall mean any shares of Common Stock, any share of stock or other security of the Corporation convertible into or exchangeable for Common Stock or any other security convertible into or exchangeable for Common Stock, or any binding agreement or obligation to issue Common Stock except for:

(1) Common Stock issuable or issued after the filing date of the Certificate of Incorporation to officers, directors, employees or consultants of the Corporation pursuant to stock grant, stock purchase and/or stock option plans or any other stock incentive program, agreement or arrangement approved by the Board of Directors;

(2) securities of the Corporation issued pursuant to the acquisition of another corporation or entity by the Corporation whether by merger, purchase of all or substantially all of the assets of, or other reorganization whereby the Corporation will own more than fifty percent (50%) of the voting stock of such other corporation or entity after the acquisition;

(3) securities issued pursuant to Sections 6(a), 6(b) or 6(c) or otherwise in connection with stock splits, combinations, stock dividends, recapitalizations and the like;

(4) Common and/or Preferred Stock or securities convertible or exchangeable for Common or Preferred Stock issuable to or issued in connection with equipment lease financing transactions, or bank financing transactions, where the principal purpose of such issuance of Equity Securities is not to raise equity financing;

(5) Common and/or Preferred Stock or securities convertible or exchangeable for Common or Preferred Stock, up to an aggregate of 400,000 shares of Common Stock on an as converted basis, issued to creditors, lessors of real property, suppliers or customers, where the principal purpose of such issuance is not to raise equity financing;

(6) Common Stock and/or Preferred Stock or securities convertible or exchangeable for Common Stock or Preferred Stock issued to or issuable in connection with joint ventures or other transactions with strategic partners that have a demonstrable material operating benefit to the Corporation, where the principal purpose of such issuance of Equity Securities is not to raise equity financing; or

(7) shares of Common Stock issued upon conversion of the Series A Preferred, Series A-1 Preferred and Series B Preferred and upon exercise of those warrants issued by the Corporation which are outstanding as of the filing date of this Certificate of Incorporation.

(ii) In the case of an issuance or sale for cash of Equity Securities, the “aggregate consideration received” by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the Corporation.

(iii) In the case of the issuance (otherwise than upon conversion or exchange of obligations or shares of stock of the Corporation) of Equity Securities for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the Corporation for such Equity Securities shall be deemed to be the fair market value of such consideration as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(iv) In the case of the issuance by the Corporation in any manner of any rights to subscribe for or to purchase Equity Securities, or any options for the purchase of Equity Securities or stock convertible into Equity Securities, all Equity Securities or stock convertible into Equity Securities to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed “outstanding” as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration received upon the exercise or conversion of such rights or options for the Equity Securities or stock convertible into Equity Securities covered thereby, plus the consideration, if any, received by the Corporation for the grant or issuance of such rights or options, shall be deemed to be the “aggregate consideration received” by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such rights or the granting of such options.

(v) In the case of the entering by the Corporation in any manner of any binding agreements or obligations to issue Common Stock or the issuance of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued as of the date such obligations or shares are issued, and the amount of the “aggregate consideration received” by the Corporation for such Equity Securities shall be deemed to be the total of (1) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, as the case may be, plus (2) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

(vi) The amount of the “aggregate consideration received” by the Corporation upon the issuance of any rights or options referred to in subsection (e)(iv) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in subsection (e)(v) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subsections (e)(ii) and (iii) above with respect to the consideration received by the Corporation in case of the issuance of Equity Securities; provided, however, that if such obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of the Corporation other than Common Stock, the amount of the “aggregate consideration received” by the Corporation upon the original issuance of such obligations or shares of stock so convertible or exchangeable shall be deemed to be the fair market value of such obligations or shares of stock, as of the date of the adoption of the resolution declaring such dividend, as determined by the Board of Directors at or as of that date. On the expiration of any rights or options referred to in subsection (e)(iv), or the termination of any right of conversion or exchange referred to in subsection (e)(v), or any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or exchange of such convertible or exchangeable securities, the Series A Conversion Price, Series A-1 Conversion Price and Series B Conversion Price then in effect shall forthwith be readjusted to such Series A Conversion Price, Series A-1 Conversion Price and Series B Conversion Price, respectively, as would have been obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

(vii) In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons or options or rights not referred to in subsection 6(d), then, in each such case, the holders of the Series A Preferred, Series A-1 Preferred and Series B Preferred shall be entitled to a proportionate share of any such distributions as though they were holders of the number of shares of Common Stock of this Corporation into which their shares of Series A Preferred, Series A-1 Preferred and Series B Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(f) Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series A-1 Conversion Price or Series B Conversion Price, as applicable, pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A Preferred, Series A-1 Preferred or Series B Preferred, as applicable, a certificate executed by the Corporation’s Chief Executive Officer, President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, Series A-1 Preferred or Series B Preferred, as applicable, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred, Series A-1 Preferred or Series B Preferred, as applicable.

(g) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available a sufficient number of shares of Common Stock out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be necessary to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such

Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(h) No Impairment. Subject to the right of the Corporation to amend its Certificate of Incorporation or take any other corporate action upon obtaining the necessary approvals required by its Certificate of Incorporation and applicable law, this Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(i) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least twenty (20) calendar days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at this address appearing on the books of this Corporation.

7. Voting Rights.

(a) Except as otherwise provided herein, on all matters set forth under this Section 7, each share of Common Stock issued and outstanding shall have one vote, and each share of Series A Preferred, Series A-1 Preferred and Series B Preferred issued and outstanding shall have the number of votes equal to the number of shares of Common Stock issuable upon conversion of such share of Series A Preferred, Series A-1 Preferred or Series B Preferred, as applicable, at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. The Preferred Stock and the Common Stock shall vote as a single class on all matters except as otherwise provided in this Certificate of Incorporation or as required or by law. Fractional votes by the holders of Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded down to the nearest whole number. Each holder of Series A Preferred, Series A-1 Preferred and Series B Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(b) The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of greater than fifty percent (50%) of the then outstanding capital stock of the Corporation entitled to vote thereon without a vote of the holders of the Common Stock voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(c) All directors of this Corporation’s Board of Directors shall be elected by the holders of the outstanding Common Stock, Series A Preferred, Series A-1 Preferred and Series B Preferred (voting together as a single class on an as-converted basis).

(d) In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected pursuant to this Section 7, the remaining directors so elected may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, the holders of the outstanding Common Stock, Series A Preferred, Series A-1 Preferred and Series B Preferred (voting together as a single class on an as-converted basis)), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the outstanding Common Stock, Series A Preferred, Series A-1 Preferred and Series B Preferred (voting together as a single class on an as-converted basis) may be removed during the aforesaid term of office, either with or without cause, by and only by, the affirmative vote of the holders of the outstanding Common Stock, Series A Preferred, Series A-1 Preferred and Series B Preferred (voting together as a single class on an as-converted basis), given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of the outstanding Common Stock, Series A Preferred, Series A-1 Preferred and Series B Preferred (voting together as a single class on an as-converted basis) represented at the meeting or pursuant to written consent.

8. Protective Provisions.

(a) This Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of greater than fifty percent (50%) of the then outstanding shares of Series A Preferred, Series A-1 Preferred and Series B Preferred, voting together as a single class on an as-converted to common stock basis:

(i) amend or repeal any provision of, or add any provision to, this Certificate of Incorporation or the Bylaws of the Corporation;

(ii) authorize or issue, or obligate itself to issue, any other security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on parity with, the Series A Preferred, Series A-1 Preferred or Series B Preferred with respect to any rights, preferences or privileges of the Series A Preferred, Series A- 1 Preferred or Series B Preferred, as the case may be, including but not limited to, dividends, liquidation, redemption or voting;

(iii) redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment; or

(iv) sell, lease or otherwise dispose of all or substantially all of the assets of the Corporation, or effect a consolidation, reorganization, or merger of the Corporation with or into any other corporation or other entity or any other transaction or series of related transactions in which the holders of the Corporation’s capital stock as constituted immediately prior to such transaction or series of related transactions own less than fifty percent (50%) of the capital stock of the acquiring or surviving corporation or other entity immediately after such transaction or series of related transactions or in which more than fifty percent (50%) of the voting power of the Corporation is disposed of.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, and subject to Section 8 of Article Fifth, the Board of Directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation, but the stockholders may make or adopt additional bylaws and may alter or repeal any bylaw whether adopted by the stockholders or otherwise.

SEVENTH: Subject to Section 8 of Article Fifth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article Eighth, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Eighth, shall eliminate or reduce the effect of this Article Eighth, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Eighth, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

NINTH: Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TENTH: 180- Day Standoff and Right of First Refusal.

A. 180-Day Standoff. In connection with the first registered offering of the Corporation’s Common Stock (the “Initial Public Offering”) for the account of the Corporation to the public pursuant to a registration statement declared effective by the Securities and Exchange Commission (the “Commission”) or any other administering federal agency at the time pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or any similar federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time, each holder of Common Stock and/or Preferred Stock (each, a “Holder” and, collectively, the “Holders”) shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Common Stock or Preferred Stock (other than those included in the registration or to affiliates) without the prior written consent of the Corporation or such underwriters, as the case may be, for such period of time not to exceed one hundred eighty (180) days from the effective date of such registration as may be requested by the underwriters; provided, however, that if during the last 17 days of the restricted period the Corporation issues an earnings release or material news or a material event relating to the Corporation occurs, or prior to the expiration of the restricted period the Corporation announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, and if the Corporation’s securities are listed on the Nasdaq Stock Market and Rule 2711 thereof applies, then the restrictions imposed herein shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond two hundred fifteen (215) days after the effective date of the registration statement. The Corporation may impose stop-transfer instructions with respect to Common Stock and Preferred Stock subject to the foregoing restrictions until the end of such period. Notwithstanding the foregoing, such market standoff restrictions shall not apply to the Corporation’s public securities acquired during or after such Initial Public Offering. In the event that any person or entity that is bound by restrictions similar to those set forth herein shall be released from such restrictions prior to the end of the period of such restrictions, then each Holder shall similarly be released from the obligations hereunder on a pro rata basis (based on the number of shares held by each such person or entity) to the same extent as such person or entity.

B. Right of First Refusal on Proposed Sales

(1) First Refusal Notice. Until the closing of the Initial Public Offering, if any Holder proposes to sell or transfer (other than transfers that are exempted herein) any shares of Common Stock and/or Preferred Stock held by such Holder in one or more related transactions, then such Holder (a “Proposed Seller”) shall promptly give written notice (the

“First Refusal Notice”) to the Corporation at least thirty-five (35) calendar days prior to the closing of such sale or transfer. The First Refusal Notice shall describe in reasonable detail (a) the number and class of shares to be sold by the Proposed Seller, (b) the date or proposed date of such transfer and the name and address of the transferee and (c) the principal terms of such proposed sale or transfer, including the cash or other property or consideration to be received upon such transfer.

(2) Corporation’s Option. The Corporation shall have the option, but not the obligation, to purchase all but not less than all of the shares offered by the Proposed Seller on the same terms as specified in the First Refusal Notice. Within ten (10) calendar days after the date the First Refusal Notice is deemed delivered, the Corporation shall give written notice to the Proposed Seller stating its intention to exercise such option, and a date and time for consummation of the purchase not less than ten (10) calendar days nor more than twenty (20) calendar days after the date the First Refusal Notice is deemed delivered. Failure by the Corporation to give such notice within such time period shall be deemed an election by it not to exercise its option; provided, however, that the exercise or non-exercise of the rights of the Corporation hereunder to participate in one or more sales of the Proposed Seller’s shares made by the Proposed Seller shall not adversely affect the Corporation’s rights to participate in subsequent sales of the Proposed Seller’s shares. The rights granted to the Corporation hereunder may be assigned to any transferee or assignee.

(3) Exempt Transfers. Notwithstanding the foregoing, the provisions herein shall not apply to the following: (i) any Permitted Transfer (as defined below); and (ii) any repurchase by the Corporation pursuant to a repurchase right in favor of the Corporation pursuant to an agreement with any officer, director or employee. Such transferred Proposed Seller’s shares shall remain subject to the provisions herein. For the purposes hereof, “Permitted Transfer” shall mean any (i) sale, transfer or other disposition of Common Stock and/or Preferred Stock required by applicable law and (ii) sale of any of the Proposed Seller’s shares (A) to the public pursuant to a registration statement filed with, and declared effective by, the Commission under the Securities Act, (B) to the Corporation, or (C) to any corporate or other affiliates of the Proposed Seller, provided that all of the shares then held by the Proposed Seller are included in such sale or transfer.

(4) Prohibited Transfers. Any attempted transfer in violation of the terms herein shall be ineffective to vest in any transferee any interest held by the Proposed Seller in the shares. Without limiting the foregoing, any purported transfer in violation hereof shall be ineffective as against the Corporation, and the Corporation shall have a continuing right and option (but not an obligation), until the restrictions contained herein terminate, to purchase the Common Stock and/or Preferred Stock purported to be transferred by the Proposed Seller in violation of hereof for a price and on terms the same as those at which the purported transfer was effected. The Corporation may impose stop-transfer restrictions with respect to the shares subject to the foregoing right of first refusal consistent with the provisions herein.

(5) Restrictive Legends. All certificates representing shares of Common Stock and/or Preferred Stock that are subject to the provisions herein, including any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted or unless the securities evidenced by such certificate are no longer subject to the provisions herein be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS OF FIRST REFUSAL IN FAVOR OF THE CORPORATION. BY ACCEPTING AN INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE WITH AND MAY BE BOUND BY SUCH PROVISIONS.

Upon request of a holder of such a certificate, the Corporation shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of such restrictive legend, if with such request, the Corporation shall have received an opinion of counsel, reasonably acceptable to the Corporation, to the effect that such shares are no longer subject to the provisions herein.

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The foregoing Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

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I, THE UNDERSIGNED, certify, under penalty of perjury, that the foregoing Amended and Restated Certificate of Incorporation is the act and deed of this Corporation and do certify that the facts and statements herein are true, and I have accordingly hereunto set my hand this 29th day of October, 2009.

/s/ Leah Maher
Leah Maher
Secretary

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